Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Forbion European Acquisition Corp. (the ”Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1993, as amended, of our report dated September 3, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Forbion European Acquisition Corp. as of August 13, 2021 and for the period from August 9, 2021 (inception) through August 13, 2021, appearing in the Registration Statement on Form S-1, as filed (File No. 333-261308), of Forbion European Acquisition Corp.

/s/ Marcum LLP

Marcum LLP

Melville, NY

December 9, 2021